EXHIBIT 21


Etec Systems, Inc.
Subsidiaries of the Registrant

Name                            State or Other Jurisdiction
                                of Incorporation

Etec Systems Japan, Ltd         Japan
Etec Systems SARL(France)       France
Etec Systems GmbH(Germany)      Germany
Etec Systems Korea Corp         Korea
Etec Systems Ltd.               United Kingdom
Etec Systems International inc. Nevada, USA
Etec EBT GmbH(Germany)          Germany
Etec Holding GmbH(Germany)      Germany
Etec Systems Foreign Sales Corp Barbados